UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 14, 2006

KILROY REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-12675	95-4598246
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12200 W. Olympic Boulevard, Suite 200, Los Angeles, California	90064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 481-8400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 14, 2006, the Executive Compensation Committee (the “Committee”) of the Board of Directors of Kilroy Realty Corporation (the “Company”) approved two 2006 incentive award programs for executive management, one to be paid in cash and the other to be paid in restricted stock, that will allow for executive management to receive bonus compensation in the event certain specified corporate performance measures are achieved with respect to each program for the fiscal year ended December 31, 2006. The purpose of these programs is to provide incentive to the Company’s executive officers to attain established performance measures and to increase stockholder value in a “pay for performance” structure that is aligned with the interests of the Company’s stockholders. Executive management who will participate in the programs are the Company’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. The performance measures of these programs are based on new development and redevelopment starts, funds from operations (as defined by the National Association of Real Estate Investment Trusts), revenue and leasing targets. The target incentive amounts for the members of executive management under these two programs, collectively, vary from approximately 109% to 210% of base salary, with an opportunity for greater bonus compensation under each program, by a multiple of either 1.33 or 1.66 depending on the seniority of the officer, in the event exceptional performance is achieved. Incentive amounts to be paid under these programs may be adjusted by the Committee to account for unusual events such as extraordinary transactions, asset dispositions and purchases, and mergers and acquisitions if, and to the extent, the Committee does not consider the effect of such events indicative of Company performance.

It is anticipated that any amounts earned under the cash incentive program will be paid during the first quarter of 2007 and any amounts earned under the restricted stock incentive program will be issued in restricted stock during the first quarter of 2007. Payments under the programs are contingent on continued employment, though pro rata bonus payments will be paid in the event of death or disability based on actual performance at that date relative to the targeted performance measures for each program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KILROY REALTY CORPORATION
Date: April 20, 2006

	By	/s/ Heidi R. Roth
Heidi R. Roth
Senior Vice President and Controller